Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-155565, 333-156794, and 333-159541), on Form S-4 (File No. 333-163285) and on Form S-8 (File Nos. 333-39676, 333-39678, 333-103527, 333-113704, 333-124803, 333-147599, 333-163274, 333-166504 and 333-166505) of Headwaters Incorporated of our report dated November 19, 2008 (except for the section of Note 6 entitled, “Change in Accounting Principle,” and Note 14, as to which the date is November [19], 2010) with respect to the consolidated financial statements of Headwaters Incorporated for the year ended September 30, 2008 included in this Annual Report (Form 10-K) for the year ended September 30, 2010.

/s/ Ernst & Young LLP

Salt Lake City, Utah

November 19, 2010